Exhibit 1A-6D

Contribution Agreement

THIS CONTRIBUTION AGREEMENT dated September 30, 2021 (“Agreement”) by and among Kolaboration Ventures Corporation, a corporation organized and existing under the laws of Wyoming having its principal place of business at 183 Main Street, Rio Vista, CA 94571 (“Buyer”), and those parties listed on Schedule 1.1 (collectively, the “Sellers” and individually as a “Seller”) who are all of the members of Contra Costa Farms LLC, a limited liability company organized and existing under the laws of the California having its principal place of business at 3400 Wilbur Avenue, Antioch, CA 94509 (“Company”).

WITNESSETH:

WHEREAS, the Sellers wish to contribute to Buyer, on the terms and for the consideration hereinafter provided, the membership interests of the Company, which will represent one hundred percent (100%) of the issued and outstanding membership interests of the Company in a transaction intended to qualify as a tax deferred contribution under Section 351 of the Internal Revenue Code of 1986;

WHEREAS, Rio Vista Farms LLC (“RVF”), a seven and one-half percent (71/2%) member of the Company, desires to exchange their membership interests in the Company for shares of common stock of the Buyer and those shares will be distributed to the members of FVF as set forth in a Contribution Agreement of even date; and

WHEREAS, simultaneously with this Contribution Agreement, four (4) other contribution agreements and one (1) merger agreement of even date shall be executed by companies affiliated with the Sellers. Together, the six (6) agreements are intended to qualify as a tax deferred contribution under Section 351 of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Buyer and Sellers hereby agree as follows:

1. CONTRIBUTION OF MEMBERSHIP INTERESTS.

1.1 Contribution of Membership Interests. Upon the terms and subject to the provisions of this Agreement, the Sellers agree that they will sell, convey, transfer, assign and deliver to Buyer at the Closing provided for in Article 2, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights or other interests or equities whatsoever, all of the membership interests duly and validly issued, fully paid and non- assessable, (collectively, “Purchased Interests”) of the Company owned by the Sellers in accordance with the Schedule of Purchased Interests attached hereto as Schedule 1.1.

1.2 Consideration for Contribution of the Purchased Interests. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Sellers herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Purchased Interests to Buyer, Buyer agrees to issue shares of common stock to each Seller as designated in Schedule 1.1, attached hereto, is hereinafter referred to as the “Consideration”).

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1.3 Registration Rights. The Sellers designated in Schedule 1.1 shall receive registration rights as set forth in the Registration Rights Agreement set forth in Exhibit A.

1.4 Stockholders’ Agreement. Each Seller shall execute the Stockholders’ Agreement as set forth in Exhibit B.

2. THE CLOSING AND ISSUANCE OF CONSIDERATION.

2.1 Closing. The closing (“Closing”) with respect to the acquisition of the Purchased Interests under this Agreement and all other transactions contemplated hereby shall take place at 10 AM PDT on September__, 2021 at the law offices of Shustak, Reynolds & Partners located at 401 West A Street, Suite 220, San Diego, CA 92101 (or on such later time and date as the parties may agree). The time and date of the Closing is hereinafter called the “Closing Date.”

2.2 Payment of Consideration. At the Closing, the Buyer shall transfer to the Sellers its shares of common stock of the Buyer, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.

2.3 Transfer of Purchased Interests. At the Closing, the Sellers shall transfer membership interests to Buyer, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever. Said transfer shall be affected by making entries on the books of the Company. If any Seller shall fail or refuse to deliver any of the Purchased Interests, or any membership certificate or closing certificate or document required to be delivered by that Seller, at the Closing as provided herein, such default shall not relieve any other Seller of his obligations to comply fully with this Agreement, and the Buyer, at its option and without prejudice to its rights against any such defaulting Seller or Sellers, may (a) acquire only the Purchased Interests which have been delivered to it, or (b) refuse to acquire any Purchased Interests and thereby terminate all of its obligations hereunder to all the Sellers, by delivery of written notice of termination and with no liability of the Buyer to the non-defaulting Sellers. The Sellers acknowledge that the Purchased Interests are unique and not otherwise available, and agree that, in addition to any other available remedies, Buyer may seek any equitable remedies to enforce performance by the Sellers hereunder, including, without limitation, an action for specific performance. If any Seller shall fail to perform his obligations under this Agreement at the Closing, no other Seller shall per se have any liability to Buyer therefor.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company and the Sellers, to each of them as specifically set forth below, hereby represent, warrant and agree as of the date hereof and as of the date of the Closing as follows:

3.1 Organization and Qualification of Company. The Company is duly organized, validly existing and in good standing under the laws of California. The Company has all requisite power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted by it.

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The books of the Company are current and contain correct and complete copies of the Articles of Organization and Operating Agreement of the Company, including all amendments thereto and restatements thereof. The record book of the Company is also current, correct, and complete and reflects the issuance of all of the membership interests in the Company since the date of its formation.

3.2 Authority of Company and the Sellers. This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of such of Sellers as are parties thereto and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer by Sellers or the Company have been duly authorized by all necessary action of Sellers and, with respect to Company, are within Company’s powers.

The execution, delivery and performance of any such agreement, document or instrument by any of the Sellers and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by any of the sellers and the Company, except as specifically identified on the Schedule of Breaches, Defaults and Required Consents attached hereto as Schedule 3.2 does not, and will not, with the passage of time or the giving of notice or both:

(i) result in a breach of or constitute a default or result in any right of termination or other effect adverse to the Company under any indenture or loan or credit agreement of any of the Sellers or the Company, or any other agreement, lease or instrument to which any of the Sellers or the Company is a party or by which the property of any of the Sellers or the Company is bound or affected;

(ii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Purchased Interests or any property or assets now owned, leased or used by the Company;

(iii) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, now in effect having applicability to any of the Sellers or the Purchased Interests;

(iv) violate any provisions of the Articles of Organization or the Operating Agreement of the Company, or

(v) require any approval, consent or waiver of, or filing with, any entity, private or governmental.

3.3 Subsidiaries and Investments. Except as specifically disclosed on the Schedule of Subsidiaries and Investments attached hereto as Schedule 3.3, the Company has no subsidiaries and does not own any securities of or other interests or interests in, any firm, corporation, partnership, joint venture, trust, association, estate, joint stock company, organization, enterprise or entity, except temporary investments in the ordinary course of business.

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3.4 Capitalization. The authorized membership interests of the Company consists of those membership interests issued and outstanding. The Purchased Interests has been duly and validly authorized, and is duly and validly issued, fully paid and non-assessable. Except as set forth on Schedule 1.1, the Purchased Interests are free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer, or other interests or equities or imperfections of title whatsoever. There are no other equity securities of Company outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all the foregoing being collectively called “Options”) obligating Company to any membership interests of the Company. The Company has no membership interests of any class authorized or outstanding except as identified herein. The Purchased Interests represents one hundred percent (100%) of the issued and outstanding membership interests of the Company. To the Best Knowledge of the Company, the Purchased Interests and Options issued to date by the Company, or any subsidiary, were issued in transactions exempt from registration under the federal Securities Act of 1933, as amended (the “Securities Act”) and under applicable state securities or Blue Sky laws (the “State Laws”). To the Best Knowledge of the Company, it has not violated the Securities Act or the State Laws in connection with the issuance of any shares of capital stock or other securities from the date of organization through the Closing Date.

3.5 Valid Title to Purchased Interests. The Sellers have in accordance with Schedule 1.1, and will deliver to Buyer, valid and marketable title to the Purchased Interests at the Closing, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever. Each Seller, as to himself only, represents and warrants that he has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby; and that the execution and delivery of this Agreement by him and the consummation and performance of the transactions contemplated hereby by him are and will be the legal, valid and binding obligation of such Seller, enforceable against him in accordance with their terms.

3.6 Assets.

(a) Physical Assets, Cash, Machinery. All assets of the Company included in Company’s Interim Date Balance Sheet (as hereinafter defined), other than those disposed of since the Interim Date in the ordinary course of business, are at the date of the Closing, the assets associated with and necessary to the business and operations of Company. With respect to the machinery and equipment owned by the Company, Sellers make no representation, warranty, express or implied, including in particular the implied warranties of merchantability and fitness for a particular purpose, other than the warranty of title and that such machinery and equipment (i) is and will be as of the Closing Date in good operating condition for its intended purposes in the operation of the business as heretofore conducted by Seller, ordinary wear and tear excepted, (ii) has been maintained on an “as needed” basis consistent with the Company’s past practice and, (iii) is substantially adequate for current needs and, currently projected production levels of the Company, including the processing of the existing backlog on a basis consistent with the Company’s past practice. The machinery, equipment and other like assets have been and will be, up to the Closing, operated in a manner consistent with the Company’s present operating practices.

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(b) Liens. Except as listed on Schedule 3.6(b) hereto, Company has good and marketable title to all its assets (including, without limiting the generality of the foregoing, those reflected in the Balance Sheet (as hereinafter defined), except as since sold or otherwise disposed of in the ordinary and normal course of business on commercially reasonable terms), free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(c) Inventory. The inventory of the Company reflected on the Balance Sheet or existing at the date hereof has been acquired in the ordinary course of the Company’s business and is of a quality and quantity saleable in the ordinary course of the Company’s business at prevailing market prices; is valued at lower of cost or market and reflects write-downs to realizable values in the case of items which have become unsaleable or slow moving (except at prices less than cost) through regular distribution channels in the Company’s business.

(d) Real Estate. With the exception of the real estate and buildings and improvements thereon which the Company owns and operates at 3400 Wilbur Avenue, Antioch, CA 94509 and described on Schedule 3.6(d) (the “Real Estate”), the Company does not own or lease any real estate. With respect to the Real Estate:

(i) The Real Estate and the operations conducted thereon and the uses made thereof are in compliance with all, and are not in violation of any, applicable federal, state or local statute, ordinance, code, order, requirement, law, rule or regulation relating to occupational health or safety, building or zoning matters. Sellers have delivered to Buyer true, complete and correct copies or results of any reports, studies or tests in the possession of or initiated by any of Sellers pertaining to the existence of toxic waste on any part of the Real Estate or concerning compliance with or liability under laws relating to toxic waste and other environmental matters in the operation of the business of the Company and the Real Estate, or other environmental concerns with respect to the Real Estate, a copy of which reports, studies or tests being attached hereto as Schedule 3.6(d)(i).

(ii) No written or oral notice of violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule, regulation, or of any covenant, condition, restriction or easement affecting the Real Estate, with respect to the use or occupancy of the Real Estate, has been given by any person having jurisdiction over the Real Estate or by any other person entitled to enforce the same, or to the best of Company’s knowledge, any other person or entity since the date of Company’s ownership of the Real Estate.

(iii) To the best of Company’s knowledge, without having made any investigation, there is no plan, study or effort by any governmental authority or any other person or entity having jurisdiction over the Real Estate which may prevent or hinder the continued use of the Real Estate as heretofore used in the conduct of the Company’s business.

(iv) To the best of Company’s knowledge, without having made any investigation, there is no intended or proposed federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) intended or proposed by any governmental authority or agency or any other person or entity having jurisdiction over the Real Estate which may prevent or hinder the continued use of the Real Estate as heretofore used in the conduct of the Company’s business. There is no suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending (including, but not limited to any eminent domain proceeding) or, to the best of Sellers’ knowledge, without having made any investigation, intended or proposed by any governmental authority or agency or any other person or entity having jurisdiction over the Real Estate against or affecting the Real Estate or the use thereof.

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(v) Company has not received any actual oral or written notice of any existing plan to modify or realign any street or highway or eminent domain proceeding that would result in the taking of all or any part of the Real Estate or that would prevent or hinder the continued use of the Real Estate as heretofore used in the conduct of the Company’s business, nor have Sellers received any actual oral or written notice that any such plan is intended or proposed.

(vi) Except as set forth on the Schedule of Liens and Encumbrances attached hereto as Schedule 3.6(b), there are no encroachments onto the Real Estate of any improvements of any adjoining property, nor does the Real Estate or any improvements thereon encroach onto any adjoining property.

(vii) There are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Estate or any portion thereof.

(viii) All covenants, conditions, restrictions, easements and similar matters of record or of which Sellers have actual knowledge affecting the Real Estate are presently and at Closing shall be complied with in all material respects.

(ix) Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement, arrangement or instrument affecting the Real Estate to which the Company is a party.

(x) Sellers represent that the buildings on the Real Estate are, and as of the Closing Date will be, structurally sound in all material respects for their current use and purpose, namely, as a cannabis facility for the Company. Buyer shall accept the Real Estate “as is” and in its present condition on the Closing Date, subject to normal wear and tear, without claim against the Company for any defects therein of any kind, latent or otherwise, and agrees that the Company made no warranty or representation, express or implied, as to the condition of the Real Estate or any portion thereof or as to its permitted uses.

(xi) Sellers have not received any written or oral actual notice from either the Company’s insurance carriers or the United States Department of Labor Occupational Health and Safety Administration specifying any corrective items in respect of the Real Estate, the operations conducted thereon, or the uses made thereof.

(xii) The Company owns good and marketable fee simple absolute title to the Real Estate free and clear of any and all mortgages, deeds of trust, liens, encumbrances, claims, charges, security interests, equities, covenants, conditions, restrictions, easements, rights of way or other matters affecting the Real Estate of record or of which Sellers have actual knowledge, except as set forth on Schedule 3.6(d).

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3.7 Conduct of the Business. The Company is not a party to, or subject to or bound by nor are any of its assets subject to or bound by any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of Company necessary for operation in the ordinary and usual course of business; or (ii) the conduct of its business and operations, in each case, in all respects in the same manner as such business has been conducted by it. Company has all properties and rights necessary to conduct the business and operations of the Company in all material respects in substantially the same manner as such business has been conducted by it prior to the date hereof. Except as disclosed on the Schedule of Consents, Permits, Authorizations and Security Clearances attached hereto as Schedule 3.7(a), neither Sellers nor the Company is required by any person or governmental authority to obtain any consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications or security clearances for the conduct of Company’s business (including qualifications to transact business as a foreign corporation in various states); and, except as set forth on Schedule 3.7(a), Sellers and Company have obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications and security clearances; the same are valid and subsisting; and, except as set forth on Schedule 3.7(a), the consummation of this Agreement will not invalidate the same. The business and operations of the Company have been, and are being conducted in compliance with all applicable statutes, ordinances, orders, rules and regulations of any federal, state or local governmental authority (including without limitation those relating to fair labor practices and standards, equal employment practices and occupational safety and health and federal procurement). The Company has not failed in any material way to comply with any law, order or regulation, in any way applicable to or affecting the Company’s business of any governmental commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over the Company or its operations, including, without limitation, laws, orders and regulations thereof relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, employee benefit plans and programs, collective bargaining and the payment of withholding and Social Security taxes, and the Company has not received any actual written or oral notices or other communication from any such agency with respect to an alleged, actual or potential violation and/or failure of Company to comply with any of the foregoing.

The Sellers have no reason to believe that business relations currently maintained with Company’s significant suppliers, customers and others will not be similarly maintained in all substantial respects after the date hereof and the date of the Closing. Without limiting the generality of the foregoing no supplier, distributor or customer of the Company has notified the Company that it intends to discontinue its relationship with the Company.

3.8 Financial Statements and Undisclosed Liabilities.

(a) The Company has delivered to the Buyer its unaudited balance sheet (“Balance Sheet”) as of June 30, 2020 (the “Interim Date”) and its audited financial statements of the Company for the period ended December 31, 2020 (all of which financial statements are collectively referred to as “Interim Financial Statements”). The Interim Financial Statements and similar balance sheets and statements for periods subsequent to those covered by the Interim Financial Statements are hereinafter referred to as “Financial Statements.”

(b) All of the Financial Statements: (i) are true and correct in all material respects and present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements, and (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Company’s past practices.

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(c) The Company does not have any indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except: (i) as shown dollar for dollar on the Balance Sheet or incurred in the ordinary course of business on commercially reasonable terms subsequent to the Interim Date; or (ii) commercial obligations to perform pursuant to executory obligations not in default as disclosed pursuant to this Agreement. To the best of Sellers’ knowledge, there is no existing condition, situation or set of circumstances which will result in any such liabilities.

(d) The accounts receivable shown on the Interim Financial Statements or those acquired after the Interim Date and not collected prior to the date hereof arose in the ordinary and normal course of business and represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon, are fully collectible in the ordinary course of business in the aggregate face amounts thereof without offset or counterclaim, net of the reserve for doubtful accounts shown on the Balance Sheet, if any, which reserve, if any, has been determined on a basis which is consistent with prior periods, and there are no facts actually known to Sellers to cause an increase in such reserve. Notwithstanding the foregoing,

The books of account of the Company reflect as of the dates shown thereon substantially all of its material items of income and expense, and all of its assets, liabilities, liens and accruals required to be reflected therein.

3.9 Taxes. The amounts stated as provisions for taxes on the Balance Sheet are sufficient for the payment of all federal, state, local and foreign taxes, assessments and other governmental charges or levies, and all employment and payroll-related taxes, including any penalties and interest (collectively referred to in this Agreement as “taxes”) thereon, whether or not based upon or measured by, in whole or in part, net income, and whether or not disputed, of the Company accrued for or applicable to all periods ended on or prior to the Interim Date. The Company has duly made all deposits required by law with respect to employees withholding taxes and has duly filed with all appropriate governmental agencies and bodies (whether federal, state, local or foreign) all income, sales, use, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, all of which properly reflect the taxes owed by the Company or any subsidiary for the periods covered thereby, and has paid, or has established adequate reserves (as required by generally accepted accounting principles) for the payment of, all taxes shown to be due on such returns, except in each case sales and use taxes in those instances where the customers of the Company are contractually obligated to pay the tax. The Company has not received any notice of assessment or deficiency or proposed assessment by the U.S. Internal Revenue Service or any other taxing authority in connection with such tax returns for taxes due in excess of $10,000 and there is no pending tax examination of or tax claim immediately due and payable asserted against the Company or its properties, except those disclosed in Schedule 3.9. There is no tax lien on any of the assets of the Company, except for liens for taxes not yet due and payable. No federal or state income tax return filed by the Company has been audited, and no agreements for the extension of time or the waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. Correct and complete copies of all federal and state income tax returns filed by the Company have been delivered to Buyer.

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3.10 Patents, Trade Names, Trademarks and Copyrights.

All patents, patent applications, trade names, registered or common law trademarks, trademark applications and copyrights owned by or licensed to Company are listed in the Schedule of Patents, Trademarks and Copyrights attached hereto as Schedule 3.10 and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent all patents, patent applications, trade names, registered or common law trademarks, trademark applications and copyrights owned by or licensed to Company are listed in the Schedule of Patents, Trademarks and Copyrights attached hereto as Schedule 3.10 and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent set forth on said Schedule 3.10, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country, state or other jurisdictions. Except as set forth in said Schedule 3.10, use of said patents, trade names, trademarks or copyrights does not require the consent of any third party and the same are freely transferable (except as otherwise provided by applicable law or in Schedule 3.10) and are owned exclusively by Company free and clear of any attachments, liens, encumbrances or adverse claims. No outstanding order, decree, judgment or stipulation, and no proceeding charging Company with infringement of any adversely held patent, trade name, trademark or copyright has been filed or, to the best of the Company’s knowledge, is threatened to be filed and the continuing conduct of the business of Company will not result in the infringement of any patents, patent applications, trade names, trademarks, copyrights or other rights owned by or owed to any third party. Except as specifically disclosed in Schedule 3.10, the Company has not used and does not need to use or rely upon any patent, trade name, trademark or copyright in order to conduct its business as presently being conducted or presently contemplated to be conducted.

The Company has the right to use, free and clear of any claims or rights of any third party, all trade secrets, customer lists, manufacturing processes, secret processes, know-how and any other confidential information required for or used in the manufacture or marketing of all products either being sold or manufactured by Company, including, without limitation, any products licensed by Company from others. The Company is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, know-how or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Company. Neither the Sellers nor, to the best of Seller knowledge, any officer, director or key employee (which shall mean any person at or above the office of Vice President), of the Company is a party to any non-competition agreement, non-disclosure agreement, or similar agreement with any third party.

3.11 List of Contracts. Except for the contracts, commitments, plans, agreements and licenses described in the Schedule of Contracts and Commitments attached hereto as Schedule 3.11, and except for items involving less than five thousand dollars ($5,000), the Company is not a party to, nor is any of its properties or assets subject to or otherwise bound by, any:

(a) Contract with any present or former Stockholder, director, officer or employee, agent or consultant;

(b) Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to any such collective bargaining agreement) or any agreement or contract with any labor union or other employees’ association;

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(c) Lease or similar agreement regarding any real property or personal property involving annualized payments or potential payments by or to the Company of at least thirty thousand dollars ($30,000);

(d) Any contract involving more than ten thousand dollars ($10,000) for the future purchase of commodities, materials, inventory, ingredients, supplies, products, merchandise, services or equipment;

(e) Bonus, pension, profit-sharing, retirement or any hospitalization, or insurance or similar plan or practice, formal or informal, in effect with respect to employees of the Company or any other person or entity;

(f) Franchise, dealer, distribution, sales or agency contract or commitment;

(g) Any other outstanding contract of sale involving more than ten thousand dollars ($10,000), or any distribution agreement, representative or sales agency agreement, creating any obligation of Company to sell or distribute products;

(h) Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers of the Company or any other person or entity;

(i) Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for Company which are not terminable by the Company on less than thirty (30) days prior notice without penalty;

(j) Insurance policy;

(k) Advertising contract or commitment;

(l) Bank account, lock box or similar depository arrangements;

(m) Any license or franchise agreement (as licensor/franchisor or licensee/franchisee);

(n) Any real estate mortgage, loan or credit agreement with any lender, any indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;

(o) Any agreement restricting the freedom of the Company or of its employees, to compete in any line of business, in any geographic area or with any person or entity.

(p) Any other material contracts affecting the Company.

(q) Any contract of the Company to which the United States government or any agency thereof is a party.

All the contracts and commitments listed in said Schedule 3.11 are valid and binding obligations of the Company and of the other parties thereto in accordance with their respective terms and conditions except as set forth on Schedule 3.11.

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There has been no breach or default of any provisions of any such contract, commitment, lease or other agreement by the Company, or to the best of the Company’s knowledge, any other party thereto, and nothing has occurred which, with lapse of time or the giving of notice or both, would constitute a breach or default by the Company, or to the best of the Company’s knowledge, by any other party thereto with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Purchased Interests, or the assets of Company. Buyer has been furnished with true and complete copies of all scheduled contracts and commitments.

3.12 Litigation. Except as set forth on Schedule 3.12, there is no action, suit, proceeding or investigations pending against the Company, and, to the best of the Company’s knowledge after reasonable inquiry, there is no threatened action, suit, proceeding or investigation against the Company, nor has the Company received any written or oral actual notice of any such action, suit, proceeding or investigation. No judgement, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company after reasonable inquiry, requested of any court or governmental agency which might result in an adverse change in the business, property or assets, or in the condition, financial or otherwise, of Company or which might adversely affect the transactions contemplated by this Agreement. The Company has never been subject to any bankruptcy or other insolvency proceedings.

3.13 Absence of Changes. Since the Interim Date, the Company has conducted its business only in the ordinary course and Company has not, as of the date hereof, either directly or indirectly since the Interim Date:

(a) incurred any obligation or liability (absolute, accrued, contingent or otherwise), other than current liabilities incurred and obligations otherwise permitted by this Agreement;

(b) mortgaged, pledged or subjected to lien, charge or any encumbrance or other imperfections of title any of its assets, tangible or intangible;

(c) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than on commercially reasonable terms in the ordinary and normal course of its business, or cancelled any debts or claims, other than in the ordinary and normal course of business on commercially reasonable terms and in amounts which in the aggregate are not material;

(d) experienced any materially adverse change in its financial position, assets, liabilities or business;

(e) entered into any transaction other than in the ordinary and normal course of business on commercially reasonable terms in amounts in the aggregate that are not material;

(f) issued any stock, bonds, convertible securities or other securities, or become obligated to issue any such securities or granted any stock options, warrants, calls, conversion privileges, commitments or rights with respect to such securities;

(g) declared, set aside or paid any dividend on, or made any other distribution in respect of, the capital stock of Company or made any direct or indirect redemption, purchase or other acquisition by Company of its own capital stock (or any agreement under which Company has become obligated to do any of the foregoing);

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(h) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Company or its assets, properties, rights or business;

(i) changed or amended the Articles of Organization or the Operating Agreement of the Company;

(j) suffered any damage, destruction or loss whether or not covered by insurance which might materially adversely affect the property, business or operations of the Company;

(k) made or suffered any amendment, modification or termination of any material contract or agreement which might adversely affect the properties, business or operations of the Company;

(l) received actual notice of any labor trouble, difficulty, dispute or organizing effort involving any employees of the Company;

(m) made any loans (other than travel expense advances, and other loans in amounts of less than ten thousand dollars ($10,000) each) to any stockholders, directors, officers or employees of Company;

(n) except as provided for in this Agreement, changed the number or kind of shares of capital stock authorized, issued or outstanding;

(o) formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other entity;

(p) repaid any loans or other advances from stockholders or partners or repaid any indebtedness of the Company for which any stockholder was a guarantor or was otherwise directly or indirectly liable;

(q) waived any rights, contractual or otherwise, whether or not in the ordinary course of business;

(r) paid or discharged any lien or liability of Company which was not shown on the Interim Date Balance Sheet or incurred in the ordinary course of business thereafter;

(s) incurred any obligation or liability on behalf of Company to any of its officers, directors, employees or Sellers (including, without limitation, any increase in compensation or bonuses payable to such officers, directors or employees earning more than ten thousand dollars ($10,000) per year) or any loans or advances made by Company to any of its officers, directors, employees or stockholders except normal compensation and expense allowances payable to such persons in the ordinary course of business of the Company;

(t) entered into any lease or sublease, pledge or hypothecation of real or personal property or of any of the Company’s assets.

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3.14 Insurance. The Schedule of Insurance attached hereto as Schedule 3.14 contains a correct and complete list of all policies (including binders) of insurance held by or on behalf of the Company or relating to its business or any of its assets (specifying the insurer, the amount of coverage, type of insurance, risks insured, any pending claims thereunder and claims history in the last twenty-four (24) months). To the Best Knowledge of the Company, such policies are valid and enforceable in accordance with their respective terms and are outstanding and duly in force as of the date hereof. Except as set forth in Schedule 3.14, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required thereby, which has had or reasonably might have a material adverse effect on the enforceability of substantial rights of the Company under any such policy. There are no claims that are not accrued on the Balance Sheet, and there are no unusual provisions for retroactive or retrospective premium adjustments or cancellation or nonrenewal. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any policy has been received by the Company. No policy of the Company has been cancelled by the issuer within the last three (3) years. Except, as set forth on any Schedule hereto, to the Company’s Best Knowledge, there is no state of facts and no event has occurred which reasonably might form the basis of any claim against or relating to the Company or its business or operations or any of its assets which are covered by any of such policies, or which might materially increase the premiums (other than general increases and additions to assets covered) payable under any such policy. Schedule 3.14 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Company or its business.

3.15 Insider Indebtedness. No officer, director or stockholder of Company is indebted to Company or otherwise owes Company any money.

3.16 Employee Benefit Plans. Schedule 3.16 sets forth a complete and accurate description of all employee benefit plans and all collective bargaining agreements relating to employee benefits with respect to which the Company has or may incur any future or contingent obligations, including, without limitation, all plans, agreements, arrangements, or policies relating to deferred compensation, incentive compensation, holiday, vacation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively referred to as the “Plans”).

3.17 Governmental and Other Approvals. Except as set forth in Schedule 3.2, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other parties necessary for the Sellers and the Company to consummate the transactions contemplated by this Agreement will be obtained as of the time of Closing. The Company has all consents, licenses, permits, registrations, approvals and certificates required under applicable law or regulation, federal, state and local, necessary to the ownership of all of the assets of the Company and necessary to the operation of the Company’s business as presently conducted and as presently contemplated. The Company and its operations have conformed and presently conform to all laws, ordinances, requirements, regulations or orders, including, without limitation, those relating to fair labor practices and standards, equal employment practices, or occupational safety and health applicable to the conduct of the Company’s business and the ownership and management of any of its property.

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3.18 Environmental Protection.

(a) The Company has obtained and will maintain through the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to the operation of its business under federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes (the “Environmental Laws”).

(b) The Company is in compliance in all respects with all terms and conditions of the required permits, licenses and authorizations required by the Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. The Company has heretofore delivered to Buyer true and complete copies of all environmental studies made in the last three

(3) years relating to its business.

(c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, relating to the Company’s business or, to the best knowledge of the Company, threatened against the Company, relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(d) There are no past or present (or, to the best knowledge of the Sellers, anticipated) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, including, without limitation, liability under the Clean Water Act, the Clear Air Act, Occupational Safety and Health Act of 1970, as amended, the Environmental Protection Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or similar state or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by the Company of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(e) There has been no emission, spill, release or discharge whether from any Company location or disposal site, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such sites of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of the aforementioned sites (any of which events is hereafter referred to as “Hazardous Discharge”). All of the Company’s assets are free of all toxic or hazardous substances or wastes.

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(f) There has been no complaint, order, directive, claim, citation or notice by any governmental authority or any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing any Company location or disposal site, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting the Company, any real property related to the operation of the Company’s business, any improvements located thereon or the business therein conducted (any of which is hereafter referred to as an “Environmental Complaint”).

(g) Prior to the Closing there shall not occur any Hazardous Discharge.

3.19 Certificate of Organization. The Certificate of Organization of the Company and all amendments thereto to the Certificate have been validly adopted by the stockholders and directors of the Company and the Certificate of Organization, as amended, is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms.

3.20 Operating Agreement. The Operating agreement of the Company, and all amendments to the Operating Agreement, have been validly adopted, and the Operating Agreement, as amended, is in full force and effect and are legal, valid, binding and enforceable in accordance with its terms.

3.21 Labor Relations. Except as set forth in Schedule 3.21 (a) the Company is in compliance in all respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Company, threatened. There are no proceedings pending or, to the best knowledge of the Company, threatened before the National Labor Relations Board with respect to the Company; (c) there are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority; (d) there is no labor strike or similar material dispute pending or, to the best knowledge of Sellers, threatened against or involving the Company; (e) there is no pending representation question involving an attempt to organize a bargaining unit including any employees of the Company and no labor grievance has been filed within the past twelve (12) months with the Company which has had or will have a material adverse effect on the Company;

(e) there is no arbitration proceeding under any collective bargaining agreement pending or, to the best knowledge of the Company, threatened.

3.22 Members. The Company has no members other than the Sellers.

3.23 Non-Affiliation. Except as disclosed in Schedule 3.11, neither Sellers nor the Company nor any corporation or firm in which any of them owns stock or has any beneficial interest, is a party to or has any beneficial interest in any contract, agreement, undertaking, obligation or arrangement to which the Company is a party or by which the Company or any of its properties is bound or subject, or has any ownership interest (other than an investment in a publicly held corporation, not exceeding five percent (5%) of the outstanding capital stock of such corporation) with any customer, competitor, supplier or distributor of the Company.

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3.24 Disclosure. No representation or warranty in this and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading. There is no fact, which materially and adversely affects, or, to the best of Sellers’ knowledge, in the future may materially and adversely affect, the condition of the Company which has not been set forth herein. With respect to all representations and warranties herein which are made “to the best of the Company’s knowledge,” the Company shall be deemed to have knowledge of any matter or fact if any of the Company’s senior management, which shall mean any person at or above the office of Vice President, has actual personal knowledge of such matter or fact.

4. REPRESENTATIONS AND WARRANTIES BY BUYER.

As of the date hereof and as of the date of the Closing, Buyer represents and warrants as follows:

4.1 Organization and Qualification of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of Wyoming. Buyer has full corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it.

4.2 Authority of Buyer. This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each such agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and is within Buyer’s corporate powers. The execution, delivery and performance of any such agreement, document or instrument by Buyer and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Buyer does not and will not with the passage of time or the giving of notice or both:

(i) result in a breach of or constitute a default under any indenture or loan or credit agreement or under any agreement of the Buyer, or any other material agreement, lease or instrument to which Buyer is a party or by which the property of Buyer is bound or affected;

(ii) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, indenture, material agreement, lease or instrument now in effect having applicability to Buyer;

(iii) violate any provisions of the Certificate of Incorporation or Bylaws of Buyer; or

(iv) require any approval, consent or waiver of, or filing with, any entity, private or governmental, which has not been obtained.

4.3 Governmental Approvals. All requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all third parties and/or governmental agencies, including without limitation any governmental agency or authority of the United States, or other jurisdiction whose approval is necessary for Buyer to consummate the transactions contemplated by this Agreement have been obtained.

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4.4 Disclosure. No representation or warranty in this Article 4, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished by Buyer to Sellers pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

5. REPRESENTATIONS AND WARRANTIES BY EACH OF THE SELLERS.

5.1 Purchase for Investment. Each Seller hereby represents and warrants to the Buyer that such Seller is acquiring the Consideration for its own account, for investment, and not with a view to the distribution thereof in violation of the Securities Act of 1933 or of the State Laws. Each Seller understands that the Consideration has not been registered under the Securities Act of 1933 or the State Laws, by reason of their sale to each Seller in transactions exempt from registration; and, that the Consideration must be held by each Seller indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933 and the State Laws or is exempt from registration.

Each Seller represents and warrants to the Buyer that the sale of the Consideration to it hereunder is exempt from registration under the provisions of Section 4(a)(2) of the Securities Act of 1933.

5.2 Accredited Investor. Except as set forth in Schedule 5.2, each Seller is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. Each Seller has such knowledge and experience in financial and business matters that each Seller is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5.3 Other Representations by Each Seller. Each Seller has reviewed and considered those materials delivered to each Seller by the Buyer in connection with this Agreement, and each Seller is sufficiently familiar with the business of the Buyer to have evaluated the decision to make an investment in the Buyer. Further, each Seller has been afforded an opportunity to make inquiries concerning the Buyer or any other matters relating to the issuance of the Consideration and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the representations and warranties of the Buyer.

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6. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

6.1 Survival of Representations and Warranties. All representations, warranties, covenants and obligations herein or in any Exhibit, Schedule, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation at any time made by any party hereto, and the issuance, sale and purchase of the Purchased Interests and payment therefor until one (1) year after the Closing Date (the “Cut-off Date”); provided, however, that (a) the representations and warranties of the Company and the Sellers contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 shall survive indefinitely after the Closing Date, (b) the representations and warranties of Sellers contained in Section 3.9 shall survive until the expiration of the applicable statutes of limitation as the same may be extended by the Company or Buyer, provided any such extension must be with the prior written approval of Sellers, which approval shall not be unreasonably withheld and (c) the covenants and obligations of the parties contained herein shall be enforceable after the Cut-Off Date subject to any limitations therein set forth. No claim of misrepresentation or breach of any representation, warranty, covenant or obligation may be made by any party hereunder unless notice of such claim is given to the party claimed against on or before the Cut-off Date, or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the immediately preceding sentence.

6.2 Further Assurances. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

7. INDEMNIFICATION AND SETOFF.

7.1 Indemnification by the Company and Sellers. The Company, and to the extent the Sellers have made representations and warranties as set forth in this Agreement, the Company and the Sellers hereby agree severally, to defend, indemnify and hold Buyer, and its respective officers, directors, shareholders, employees, agents, attorneys and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys’ fees) which may be sustained or suffered by Buyer arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant made by the Company or the Sellers in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants; provided, however, that no indemnification shall be payable with respect to any claim for breach of any representation, warranty or covenant asserted by Buyer after the Cut-Off Date or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the first sentence of Section 6.1 hereof.

7.2 Indemnification by the Buyer. The Buyer hereby agrees to defend, indemnify and hold the Sellers and the Company and their respective employees, agents, attorneys, and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys’ fees) which may be sustained or suffered by the Sellers arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by the Buyer in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants; provided, however, that no indemnification shall be payable with respect to any claim for breach of any representation, warranty or covenant asserted by Sellers or the Company after the Cut-Off Date or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the first sentence of Section 6.1 hereof.

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7.3 Notice; Defense of Claims. Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. Each party to this Agreement has the right to participate at its own expense in the defense of any such matter or its settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party’s ability to defend such claim against a third party. No indemnifying party, in the defense of any claim or litigation shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

8. NON-DISCLOSURE COVENANTS.

8.1 Disclosure of Information. It is understood that the businesses of Company and the Buyer are of a confidential nature. Prior to the date hereof the Company or the Buyer may have revealed and on or after the date hereof the Company and the Buyer may reveal to the Sellers confidential information concerning Company or the Buyer or any of their affiliates or subsidiaries which, if known to competitors thereof, would damage Company or the Buyer or its said affiliates or subsidiaries. The Sellers agree that they will never divulge or appropriate to their own use, or to the use of any third party, any secret or confidential information or knowledge obtained by them concerning Company or the Buyer or their subsidiaries or affiliates, including, but not limited to, information pertaining to methods, processes, designs, equipment, catalogs, customer lists and operating procedures. The restrictions contained in this paragraph against disclosing or using confidential information shall not apply to information which is in the public domain other than by reason of Sellers’ breach of this Agreement or to information previously disclosed by Sellers or the Company to prospective purchasers of the Company, which prospective purchasers have executed and delivered nondisclosure agreements to the Company. Sellers represent that such confidentiality agreements are contracts between the Company and such prospective buyers and that they provide in pertinent part for inter alia: a prohibition on the prospective buyer’s use or disclosure of such confidential information, a return (except for one certain prospective buyer) of the confidential material at the Company’s request, and a prohibition on solicitation of the Company’s employees for a period after the date of execution of the confidentiality agreement.

8.2 Disclosure of Transaction. Neither party shall disclose the contents of this Agreement nor the terms of the sale contemplated hereunder without the prior written consent of the other party.

9. MISCELLANEOUS.

9.1 Taxes. Any taxes in the nature of a sale or transfer tax and any stock transfer tax, payable on the sale or transfer of all or any portion of the Purchased Interests or the consummation of any other transaction contemplated hereby shall be paid by the Buyer.

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9.2 Assignability. Neither this Agreement nor any rights or obligations hereunder, are assignable by Sellers or the Company. The rights of Buyer under this Agreement are assignable in part or wholly to any company controlled by, controlling or under common control with Buyer and any assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made; provided, however, that and such assignment by Buyer shall not relieve Buyer of its obligations hereunder. In addition, after the Closing, Buyer may assign all of its rights and/or obligations under this Agreement to any person who acquires either the stock of Buyer or the Company, or substantially all of the assets of the Company; provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder.

9.3 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement relating to or connected with, or arising out of, this Agreement or the matters contained herein, without obtaining the prior approval of the Company to the contents and the manner of presentation and publication thereof.

9.4 Section Headings. The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

9.5 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

9.6 Expenses. Except as otherwise provided herein, the Buyer and Sellers shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

9.7 Notices. Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, to the respective parties at their addresses set forth at the beginning of this Agreement or at such other addresses as may hereinafter be designated by such party in writing to other parties.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California.

9.9 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

9.10 Validity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

9.11 Execution Capacity of Sellers. Each of the Sellers hereby acknowledge that their execution of this Agreement as provided below, whether personally or through their attorney-in-fact, shall be in their individual capacities as well as in their capacities as shareholders of the Company.

9.12 Counterparts. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument. This Agreement may be executed via DocuSign or other similar product.

[This space left intentionally blank.]

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IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

Kolaboration Ventures Corporation

By:
Martin Wesley, its President

Contra Costa Farms LLC

By:
Charles Wesley, its Managing Member & CFO

[Contribution Agreement Entity Signature Page.]

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Member Consent

WHEREAS, the Manager has determined it to be in the best interest of the Company to implement a corporate restructuring transaction;

WHEREAS, pursuant to Section 5.4, subsection (i) of the Company’s Operating Agreement, the consent of a majority of the members is required before entering into, on behalf of the Company, any transaction constituting a reorganization;

RESOLVED, the undersigned has determined, and hereby consents to, the reorganization of the Company as outlined in this Contribution Agreement and all other related transaction documents.

The undersigned, a Seller of Purchased Interests, does hereby execute the Contribution Agreement and recognizes his Purchased Interest on Schedule 1.1 and hereby executes the Stockholders’ Agreement attached hereto as Exhibit B.

Seller, on one hand, and the Company, on the other hand, for themselves and their respective predecessors, successors, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys, and all others claiming by or through them hereby release and forever discharge each other and their respective predecessors, successors, affiliated entities, subsidiaries, parent companies, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys from any and all action, suits , proceedings, debts, contracts, agreements, promises, damages, claims and demands of any kind, nature or description, known or unknown, whether based upon a tort, contract or other theory of recovery, and whether for compensatory damages, punitive damages or other relief in law, equity or otherwise, that any of the Parties has ever had, now has, or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the inception of the Company to the day of the date of this Agreement.

Seller

Name:
Address:

Email:
Phone Number:

Contra Costa Farms LLC

By:
Charles Wesley, its Managing Member and CFO

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[Contribution Agreement Seller Signature Page.]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

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EXHIBIT B

STOCKHOLDERS’ AGREEMENT

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SCHEDULES

Schedule 1.1—Purchased Interests

Schedule 1.3—Vesting of Unvested Shares

Schedule 3.2—Breaches, Defaults and Required Consents

Schedule 3.3—Subsidiaries and Investments

Schedule 3.6(b)—Liens and Encumbrances

Schedule 3.6(d)—Real Estate Owned

Schedule 3.6(d)(i)—Environmental Reports, Inspection Reports and Repair Estimates

Schedule 3.7(a)—Consents, Permits, Authorizations and Security Clearances

Schedule 3.9—Taxes

Schedule 3.10—Patents, Trademarks and Copyrights

Schedule 3.11—Contracts and Commitments

Schedule 3.12—Pending and Threatened Litigation

Schedule 3.14—Insurance

Schedule 3.16—Employee Benefit Plans

Schedule 3.18—Environmental Matters

Schedule 3.21—Labor Relations

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Schedule 1.1—Purchased Interests

Contra Costa Farms LLC

Member	Percentage	Vested Share Conversion	Non-vested Share Conversion	Accredited
Martin Wesley	24.93%	3,392,882	2,883,983	Yes
Charles Wesley	24.93%	3,392,882	2,883,983	Yes
Andrew Wesley	23.68%	3,222,782	2,739,396	Yes
Rio Vista Farms[12]	7.50%	1,020,600	867,520	Yes
Maria Bazinet Real Estate Inc.	2.85%	387,828	329,658	Yes
Owen Hennefer	2.50%	340,200	289,173	Yes
Mike Herman ( El Capitan Ventures LLC Series C )	2.00%	272,160	231,339	Yes
Brad and Katie Runge	2.00%	272,160	231,339	Yes
David Lee Brandt	1.00%	136,080	115,669	Yes
Gordon Gravelle (Aviation Hangar Services LLC )	1.00%	136,080	115,669	Yes
Steve Smith	1.00%	136,080	115,669	Yes
Elena Dolgoborodova	0.85%	115,668	98,319	Yes
Steve & Laura Cunha	0.75%	102,060	86,752	Yes
David M Perry and Andrea L Perry	0.70%	95,256	80,969	Yes
Mark J. Corcoran &Karin Scholdberg	0.67%	90,765	77,151	Yes
Garet Zook	0.55%	74,844	63,618	Yes
Henry Ayer III ( Henry W. Ayer III, Living Trust )	0.50%	68,040	57,835	Yes
Michael Douglas	0.50%	68,040	57,835	Yes
Monique Young	0.33%	45,315	38,518	Yes
Loretta Young	0.17%	22,725	19,317	Yes
Pamela Bayer	0.17%	22,725	19,317	Yes
Pello & Mary Walker	0.17%	22,725	19,317	No
Newberry Family Trust	1.25%	170,100	144,587	N/A

1 These shall be calculated in accordance with Section 1.1(b) of the Asset Purchase Agreement of Contra Costa Farms LLC of even date.

2 Contra Costa Farms LLC will distribute these shares to its members pursuant to a Contribution Agreement of even date.

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Schedule 3.2—Breaches, Defaults, Notices and Required Consents

Agreement	Date	Parties	Applicable Provision	Requirement
Strategic Partner Sales & Marketing Agreement	11/23/2020	CoCo Farms and Big Pete’s LLC & Big Pete’s Treats	10(g) Assignment	Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that the sale of any portion of the assets of either Party, or any of its subsidiaries, its acquisition by merger into another company, shall not be deemed an assignment of this Agreement by such Party. Provided further, that the Party to be sold or acquired in accordance with the previous sentence must provide written notice to the other Party of any such sale or acquisition within forty-five (45) calendar days of the closing. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

Strategic Partner Sales & Marketing Agreement	11/23/2020	CoCo Farms and California Loyal Inc DBA Bloom Farms	10(g) Assignment	Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that the sale of any portion of the assets of either Party, or any of its subsidiaries, its acquisition by merger into another company, shall not be deemed an assignment of this Agreement by such Party. Provided further, that the Party to be sold or acquired in accordance with the previous sentence must provide written notice to the other Party of any such sale or acquisition within forty-five (45) calendar days of the closing. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

Strategic Partner Sales & Marketing Agreement	11/23/2020	CoCo Farms and Golden Systems LLC	10(g) Assignment	Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that the sale of any portion of the assets of either Party, or any of its subsidiaries, its acquisition by merger into another company, shall not be deemed an assignment of this Agreement by such Party. Provided further, that the Party to be sold or acquired in accordance with the previous sentence must provide written notice to the other Party of any such sale or acquisition within forty-five (45) calendar days of the closing. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

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Strategic Partner Sales & Marketing Agreement	12/24/2020	CoCo Farms and Hollister Cannabis Co	10(g) Assignment	Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that the sale of any portion of the assets of either Party, or any of its subsidiaries, its acquisition by merger into another company, shall not be deemed an assignment of this Agreement by such Party. Provided further, that the Party to be sold or acquired in accordance with the previous sentence must provide written notice to the other Party of any such sale or acquisition within forty-five (45) calendar days of the closing. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

Strategic Partner Sales & Marketing Agreement	11/23/2020	CoCo Farms and GSN Consulting LLC d.b.a. Pacific Reserve and Pacific Reserve Nursery LLC	10(g) Assignment	Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that the sale of any portion of the assets of either Party, or any of its subsidiaries, its acquisition by merger into another company, shall not be deemed an assignment of this Agreement by such Party. Provided further, that the Party to be sold or acquired in accordance with the previous sentence must provide written notice to the other Party of any such sale or acquisition within forty-five (45) calendar days of the closing. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

Strategic Partner Sales & Marketing Agreement	12/24/2020	CoCo Farms and Vista Prime Management d.b.a. House of Platinum	10(g) Assignment	Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent; provided, however, that the sale of any portion of the assets of either Party, or any of its subsidiaries, its acquisition by merger into another company, shall not be deemed an assignment of this Agreement by such Party. Provided further, that the Party to be sold or acquired in accordance with the previous sentence must provide written notice to the other Party of any such sale or acquisition within forty-five (45) calendar days of the closing. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

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Retainer Agreement (for legal services)	June 20, 2020	Contra Costa Farms LLC and Adibi IP Group, PC	N/A	Silent.

Agreement of Sale of Future Receipts	December 4, 2020	Contra Costa Farms LLC, Rio Vista Farms LLC, Kolaboration Vallejo LLC and Libertas Funding LLC	Section 47	Purchaser may assign, transfer or sell its rights or delegate its duties either in whole or in part without prior notice to the merchant or the guarantor. Neither merchant nor guarantor shall have the right to assign their respective rights or obligations under the Agreement without first obtaining purchaser’s written consent.

Agreement of Sale of Future Receipts	February 5, 2021	Contra Costa Farms LLC, Rio Vista Farms LLC, Kolaboration Vallejo LLC and Libertas Funding LLC	Section 47	Purchaser may assign, transfer or sell its rights or delegate its duties either in whole or in part without prior notice to the merchant or the guarantor. Neither merchant nor guarantor shall have the right to assign their respective rights or obligations under the Agreement without first obtaining purchaser’s written consent.

Future Receivables Sale Agreement	March 31, 2021	Contra Costa Farms LLC and Austin Business Finance, LLC	Section 8	The parties may change any of the terms of the agreement or amend the agreement but any such changes or amendments shall not be effective unless in writing and signed by all parties.

Workers Compensation and Employers’ Liability Insurance	August 20, 2020	Contra Costa Farms LLC and Accredited Surety and Casualty Company, Inc.	Part Six – section C.	Transfer of insured’s rights and duties under the policy may not be transferred without Accredited’s written consent

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Schedule 3.3-Subsidiaries

1.	Entity: Kola Center Management LLC[3]
State of formation: California
Ownership: 97% of membership interests are owned by Contra Costa Farms LLC

3 Immediately prior to closing, Contra Costa Farms LLC had membership interests in Kolaboration Vallejo LLC and Kolaboration Concord LLC; said ownership was dissolved via the Contribution Agreement dated September 30, 2021.

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Schedule 3.6(b)—Liens and Encumbrances

Libertas Funding LLC (see Schedule 3.11)

UCC-1 filed with the California Secretary of State on December 10, 2020

File # U200036091124

Type: Lien financing

Debtor: Contra Costa Farms LLC (and affiliated companies)

Secured party: CT Corporation System (as representative)

Description: All assets of the Debtor now owned or hereafter acquired and wherever located, including, but not limited to, any and all equipment, fixtures, inventory, accounts, credit card receivables, chattel paper, documents, instruments, investment property, general intangibles, letter-of-credit rights and deposit accounts, together with any products and proceeds thereof.

Alternative Funding Group

UCC-1 filed with the California Secretary of State on March 29, 2021

File # U210034016418

Type: Lien financing

Debtor: Contra Costa Farms LLC, Fat Boys LLC

Secured party: Austin Business Finance, LLC

Description: All inventory, fixtures, equipment, vehicles, accounts receivable, goods and the profits therefrom, bonds, stocks, cash and cash equivalents, household goods and furnishings, investment property, negotiable instruments, and general intangibles.

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Schedule 3.6(d)—Real Estate Owned

The Company owns real property in the County of Contra Costa located at 3400 Wilbur Avenue, Antioch, California 94509.

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Schedule 3.7(a)—Consents, Permits, Authorizations and Security Clearances

Conditional Use Permits

Use Permit No.: UP-18-23; Variance V-19-03; Design Review (AR-18-24)

Approved by City of Antioch on September 10, 2019 via Resolution No. 2019/142

Site: 3400 Wilbur Avenue, Antioch, California 94509; APN 051-031-020

California State Cannabis Licenses

BCC Microbusiness license n. C12-0000279-LIC.

CDFA license n. CCL20-0002314

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Schedule 3.9 Taxes

The Company has the following tax exposure4:

2020

Federal: $2,538,123

4 Calculations prepared by Armanino LP, the Company’s auditors.

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Schedule 3.10—Patents, Trademarks and Copyrights

Trademarks

Coco Farms (long logo)

Serial number: 90346227

Filing date: November 27, 2020

Mark code: (3) Design plus word

Status: Live

Coco Farms (stacked logo)

Serial number: 90346225

Filing date: November 27, 2020

Mark code: (3) Design plus word

Status: Live

Coco Farms

Serial number: 90346223

Filing date: November 27, 2020

Mark code: (4) standard character mark

Status: Live

Copyrights

None.

Tradenames

Coco Farms

Miscellaneous IP:

www.Enjoycocofarms.com

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Schedule 3.11—Contracts and Commitments

UFCW Labor Peace Agreement

Between: Kolaboration Ventures, LLC (and all related entities listed in Exhibit C) and employees eligible to join collective bargaining unit

Dated: February 19, 2021 (and revised May 6, 2021)

Strategic Partner Sales & Marketing Agreement

1.	Partners:	Big Pete’s LLC; Big Pete’s Treats[5]
	Dated:	November 23, 2020
	Term:	18 months (automatically renews for successive one year terms without notice)
	Services:	Marketing/promotion (see list of each party’s obligations and payment terms on Appendix A)

2.	Partners:	California Loyal Inc. d/b/a Bloom Farms
	Dated:	November 23, 2020
	Term:	18 months (automatically renews for successive one year terms without notice)
	Services:	Marketing/promotion (see list of each party’s obligations and payment terms on Appendix A)

3.	Partners:	Golden Systems LLC
	Dated:	November 23, 2020
	Term:	18 months (automatically renews for successive one year terms without notice)
	Services:	Marketing/promotion (see list of each party’s obligations and payment terms on Appendix A)

4.	Partners:	Hollister Cannabis Co.
	Dated:	December 24, 2020
	Term:	18 months (automatically renews for successive one year terms without notice)
	Services:	Marketing/promotion (see list of each party’s obligations and payment terms on Appendix A)

5.	Partners:	GSN Consulting LLC d/b/a Pacific Reserve; Pacific Reserve Nursery LLC
	Dated:	November 23, 2020
	Term:	18 months (automatically renews for successive one year terms without notice)
	Services:	Marketing/promotion (see list of each party’s obligations and payment terms on Appendix A)

6.	Partners:	Vista Prime Management d/b/a House of Platinum
	Dated:	December 24, 2020
	Term:	18 months (automatically renews for successive one year terms without notice)
	Services:	Marketing/promotion (see list of each party’s obligations and payment terms on Appendix A)

Exclusivity - verbal

See spreadsheet of partners.

5 The contracts are between CoCo Farms and other “sister” companies (Rio Vista Farms LLC and Kolaboration Vallejo LL).

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Engagement Agreement

Parties: Contra Costa Farms LLC and Adibi IP Group, PC

Dated: June 20, 2020

Services: Legal – intellectual property

Agreement of Sale of Future Receipts

1.	Parties: Contra Costa Farms LLC, Rio Vista Farms LLC, Kolaboration Vallejo LLCand Libertas Funding LLC
Dated: December 4, 2020
Term (estimated): Nine months
Sold amount of future receipts: $1,056,000.00
Purchase price: $800,000.00
Services: Cash advance

2.	Parties: Contra Costa Farms LLC, Rio Vista Farms LLC, Kolaboration Vallejo LLCand Libertas Funding LLC
Dated: February 5, 2021
Term (estimated): Nine months
Sold amount of future receipts: $528,000.00 Purchase price: $400,000.00
Daily payment: $2,793.66 Services: Cash advance

Future Receivables Sale Agreement

Parties:	Contra Costa Farms LLC and Austin Business Finance, LLC
Dated:	March 31, 2021
Term:	March 31, 2021 (date of execution by Company) until amount sold plus administration fee has been paid and settled in full by Company

Sold amount of future receipts: $1,280,000

Purchase price: $1,000,000

Remittance amount: $24,615.38

Number of Payments: 52

Services: Cash advance

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Schedule 3.12—Pending and Threatened Litigation

Chris Edwards v. Rio Vista Farms LLC

Department of Industrial Relations – Labor Commissioner’s Office

Retaliation Complaint Investigation Unit

Case No. RCI-CM-804340 (erroneously lodged against RVF – was a CoCo Farms employee)

Hire date: August 3, 2020

Termination date: August 12, 2020

Complaint filed: August 15, 2020

Description: Per February 12, 2021 correspondence from RVF’s counsel, Edwards was an employee for eight (8) days of Contra Costa Farms LLC (“CoCo Farms”) when he filed his first complaint (Case No. RCI-CM-803117); was dismissed/closed per January 25, 2020 correspondence, and (presumably) being investigated under new case number (RCI-CM-804340. Edwards reported issues to OSHA and criminal activity to BCC, claims he was fired in retaliation. Counsel for RVF requested the complaint be dismissed for lack of jurisdiction due to binding arbitration clause in employment agreement, no basis to claims.

Ginsi Robinson v. Rio Vista Farms LLC

Department of Industrial Relations – Labor Commissioner’s Office

Retaliation Complaint Investigation Unit

Case No. RCI-CM-805748 (erroneously lodged against RVF – was a CoCo Farms employee)

Hire date: June 29, 2020

Termination date: September 9, 2020

Complaint filed: September 10, 2020

Description: Labor Commissioner’s Office received a retaliation complaint from Robinson on September 10, 2010, prompting the DIR to write RVF on October 23, 2020. Robinson contacted OSHA on August 13, 2020 to lodge a complaint regarding purported forklift violations (wires hanging out of the walls), unsanitary restrooms that did not have hot water. A BCC claim was also filed against RVF by Robinson on August 13, 2020; Robinson claims after submitting the OSHA and BCC complaints, she noticed a sudden decline in responsibilities, lack of communication from the company, felt ignored at times and harassed during others. Chuck Wesley met with Robinson on September 3, 2020 to discuss Robinson’s attendance issue and offered to pay Robinson until January 2021 in lieu of termination. Per December 14, 2020 correspondence from RVF’s counsel, Robinson was an at-will employee with legitimate attendance issues (resulting in several write-ups/warnings in accordance with their company handbook). As of December 2020, RVF claims to be unaware of any specific OSHA complains filed by Robinson. Counsel for RVF requested the complaint be dismissed for lack of jurisdiction due to arbitration clause in her employment agreement and due to Robinson’s failure to make a prima facie claim.

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Schedule 3.14—Insurance

Contra Costa Farms LLC	Carrier	Policy #	Policy Period	Premium
Workers Compensation and Employers Liability	Accredited Surety And Casualty Company, Inc.	1ATCA16003802-0	08/19/20 To 08/19/21	$50,297.00
Commercial General Liability Coverage	American Federation Insurance Company	AFGL-CA-00670-00	12/13/20 to 12/13/21	$20,505.00
Commercial Product Liability Coverage	United Specialty Insurance Company	ELMCA003523-00	12/13/20 to 12/13/21	$56,224.00

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Schedule 3.16—Employee Benefit Plans

Paid Time Office

Hourly Employees

Eligibility: All full-time employees (those working a minimum of 30 hours or more) are eligible.

1.	Accrue up to 15 days or 120 hours of PTO per calendar year (time off is subject to supervisory approval, staffing needs and company procedures)
2.	PTO is capped at 20 days or 160 hours (if not used, will stop accruing)
3.	Accruals are based solely upon paid hours worked up to 40 hours per week, and max out at 2,080 hours per year, excluding overtime. PTO does not accrue on unpaid leaves of absence.
4.	Employees are required to use available PTO when taking time off from work and can be taken in one-hour increments, scheduled in advance and accordance with RVF’s attendance policy.
5.	Employees may not borrow against their PTO banks (no advance will be granted)
6.	In accordance with California State law, an employee will be paid upon termination from the Company for all PTO hours accumulated but not used.

Managers

1.	Can accrue up to 17 days or 136 hours of PTO per calendar year (time off is subject to supervisory approval, staffing needs and company procedures)
2.	PTO is capped at 20 days or 160 hours (if not used, will stop accruing)
3.	Accruals are based solely upon paid hours worked up to 40 hours per week and max out at 2,080 hours per year. PTO does not accrue on unpaid leaves of absence.
4.	Managers are required to use available PTO when taking time off from work (can only be taken in increments of 8 hours), scheduled in advance and accordance with RVF’s attendance policy.
5.	Managers may not borrow against their PTO banks (no advance will be granted)
6.	In accordance with California State law, an employee will be paid upon termination from the Company for all PTO hours accumulated but not used.

Insurance

New hire waiting period: First of the month following 30 days

1.	Medical
	a.	United Healthcare Select Plus PPO Gold
	b.	Kaiser Permanente Silver 70 HMO

2.	Dental
	a.	United Healthcare

3.	Vision
	a.	United Healthcare

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Schedule 3.21—Labor Relations

See Schedule 3.12 – pending and threatened litigation.

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Schedule 5.2 – Accredited Investors

See schedule 1.1. All investors are accredited, with the exception of Pello & Mary Walker (.17%).

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